Reading International Announces 1st Quarter 2009 Results

•  Revenue  from operations  was up 19.8% over the 2008 quarter,  to $46.1  million

Los Angeles, California, - (PR NEWSWIRE) –May 14, 2009 – Reading International, Inc. (NYSE Amex: RDI) announced today results for its quarter ended March 31, 2009.

First Quarter 2009 Highlights

 The following impacted our first quarter 2009 business:

•
the remaining retail condominium of our Place 57 joint venture was sold in February 2009 for approximately $4.0 million of which $304,000 was attributable to our equity earnings from investment which passed through the income statement.  In April, we received a cash disbursement from this investment of $1.2 million of which $859,000 was a return of investment;

•
we completed the construction of our Indooroopilly, Brisbane, Australia office development in April 2009 with an approximate total construction cost of $9.0 million (AUS$13.0 million) which was primarily financed with a construction loan of $5.0 million (AUS$7.2 million);

•
in March 2009, we received the third of five payments, this one in the amount of $265,000 (AUS$400,000) for the sale option on our Auburn property.  To date, we have received $1.5 million (AUS$2.0 million) of the $2.5 million (AUS$3.6 million) in option installments required by the option agreement.  Based on the conforming nature of this agreement, we believe that buyers will exercise their option to purchase the property for $28.5 million (AUS$36.0 million);

•
our real estate segment revenue was slightly higher for the 2009 Quarter compared to the 2008 Quarter.  The increase in real estate expense was primarily due to certain property holding costs that were previously capitalized in the 2008 Quarter, but, due to our property development efforts being curtailed, were expensed during the 2009 Quarter.  Also, real estate expense increased relating to our newly acquired Consolidated Entertainment cinemas that have ancillary real estate activities.  Please see attached supplemental segment reporting schedule;

•
during the quarter, we reacquired a portion of our Trust Preferred Securities for $11.5 million for which we were able to extinguish $22.9 million of our debt related to these securities on April 30, 2009.  This resulted in a decrease in our cash balance from $30.9 million in December 2008 to $14.5 million in March 2009;

•	we secured on December 31, 2008, a waiver of covenants for our Trust Preferred Securities for a period of nine years;

•
we have entered into settlement negotiations with the defendants of our Malulani Investment Litigation which has resulted in an agreed upon cash payment to us of $2.5 million and a promissory note to us for $6.75 million.  Based on our shareholders’ agreement with Magoon Investments, we are entitled to recover substantially all of our litigation costs and investment before any distributions are made to them; and

•
the decrease in the value of the Australian and New Zealand dollars vis-à-vis the US dollar from $0.9132 and $0.7860, respectively, as of March 31, 2008 to $0.6926 and $0.5715, respectively, as of March 31, 2009.  The devaluation of these currencies has resulted in lower operational earnings for the 2009 Quarter compared to the 2008 Quarter even though our earnings in the local currencies have increased.  By way of example, our Australian cinema revenues in local currency increased by 12.9% whereas the same revenues translated to the U.S. dollar decreased by 14.5% due to the aforementioned currency fluctuations.

First Quarter 2009 Discussion

On February 22, 2008, we acquired 15 cinemas with 181 screens in Hawaii and California, the “Consolidated Entertainment” acquisition.  As a result of this acquisition the 2008 quarter included only 39 days of these cinemas’ operating results.  These assets provided an operational income before depreciation and amortization in the 2009 Quarter of $2.0 million.

Revenue from operations increased from $38.5 million in the 2008 quarter to $46.1 million in 2009, a 19.8% increase.  The cinema revenue increase of $8.4 million was due to the US segment, which was further the result of the Consolidated Entertainment acquisition.  The results of Australia and New Zealand were affected negatively by the previously mentioned currency change even though we noted increased foreign revenues in the local currencies for the periods mentioned.  The top 3 grossing films for the quarter in our circuit worldwide were: “Slumdog Millionaire,” “Gran Torino” and “He’s Just Not That into You,” which between them accounted for approximately 20.3% of our cinema box office revenue.  The real estate revenue was flat from quarter to quarter.

As a percentage of revenue, operating expense, at 78.5% in the 2009 quarter was higher than the 74.3% of the 2008 quarter.  The primary driver for this was the higher film rent expense associated with our Consolidated Entertainment cinemas’ acquisition, whose film product is primarily wide release films resulting in higher film rent cost compared to our predominantly pre-acquisition art cinemas in the United States.

Depreciation and amortization increased by $180,000, or 4.9%, from $3.7 million in the 2008 quarter to $3.8 million in the 2009 quarter, primarily due to the increase in assets as a result of the Consolidated Entertainment acquisition.

General and administrative expense decreased by $253,000 or 5.4%, from $4.7 million to $4.4 million in the 2009 quarter.  This decrease was primarily related to lower legal and professional fees and travel expenses, which in 2008 were primarily related to our acquisition of the Consolidated Entertainment cinema circuit.

Interest expense increased by $1.6 million to $4.4 million in the 2009 quarter.  This was primarily related to our discontinuing of capitalizing interest on our development properties, where development has been substantially curtailed.

The other significant driver that affected the 2009 quarter compared to the 2008 quarter was the reported $300,000 Other expense for the 2009 quarter, compared to $1.7 million “other income” in the 2008 quarter.  The $2.0 million change was primarily due to a realized loss on marketable securities of $746,000 during the 2009 quarter and to one-time settlements on our Burstone litigation and credit card dispute in the 2008 quarter of approximately $1.2 million.

As a result of the above, we reported a net loss of $3.4 million for the 2009 quarter compared to a net loss of $226,000 in the 2008 quarter.

Our EBITDA(1) at $5.2 million for the 2009 quarter was $1.7 million lower than the 2008 quarter of $6.9 million, predominantly driven by better operating margins (approximately $280,000) offset by lower “other income” as described above from certain settlements in 2008 (approximately $1.2 million) and a realized loss on marketable securities in 2009 (approximately $746,000).

Our adjusted EBITDA(1) for the 2009 quarter was $5.9 million after excluding:

•	$746,000 related to an mark-to-market expense for our Becker available-for-sale shares.

Our adjusted EBITDA(1) for the 2008 quarter was $5.7 million after excluding:

•	$830,000 of a one time gain on litigation settlement for our Burstone litigation; and
•	$385,000 of a one time gain on settlement of our credit card dispute with Radiant

Balance Sheet

Our total assets at March 31, 2009 were $361.3 million compared to $371.9 million at December 31, 2008.  The currency exchange rates for Australia and New Zealand as of March 31, 2009 were $0.6926 and $0.5715, respectively, and as of December 31, 2008, these rates were $0.6983 and $0.5815, respectively.  As a result, currency had a small negative effect on the balance sheet at March 31, 2009 compared to December 31, 2008.

Our cash position at March 31, 2009 was $14.5 million compared to $30.9 million at December 31, 2008, reflecting the $11.5 million used to effectively repurchase $22.9 million of our Trust Preferred Securities (TRUPS) in the first quarter of 2009.

At the present time we have approximately $3.8 million (AUS$5.5 million) in undrawn funds under our Australian Corporate Credit Facility.  We have undrawn funds of $25.7 million (NZ$45.0 million) against our line of credit in New Zealand.  We are in the process of renegotiating our New Zealand line of credit with a view of extending the term on the line.  Accordingly, we believe that we have sufficient borrowing capacity under our Australian Corporate Credit Facility and our New Zealand line of credit to meet our anticipated short-term working capital requirements.

Our positive working capital at March 31, 2009 of $12.5 million compares to a positive working capital of $32.6 million at December 31, 2008, again driven by the TRUPS repurchase.

Stockholders’ equity was $64.2 million at March 31, 2009 compared to $69.4 million at December 31, 2008.

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel.  EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Subsequent Events

TPS Retirement of Debt

In January and February 2009, Reading reacquired approximately $22.9 million of the Trust Preferred Securities in exchange for certain marketable securities.  On April 30, 2009, Reading extinguished $22.9 million of these Trust Preferred Securities which will result in a second quarter gain on extinguishment of debt of approximately $11.5 million.

Place 57 Distribution

On April 11, 2009, we received $1.2 million in association with our investment in the Place 57 joint venture representing a return of substantially all of our initial investment.

Manukau Land Purchase

On April 30, 2009, we entered into an agreement to purchase for $2.9 million (NZ$5.2 million) a property adjacent to our Manukau property.  The agreement is conditioned upon us getting regulatory approval and calls for a deposit of $147,000 (NZ$258,000) to be paid immediately which is returnable to us if we are unable to get regulatory approval, a second deposit to be made of $440,000 (NZ$773,000) upon regulatory approval, and the remaining balance to be paid on the settlement date of March 31, 2010.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com/), and

o	City Cinemas brand (http://citycinemas.moviefone.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz),

o	Rialto (http://www.rialto.co.nz), and

o	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands.

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different view as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.    (213) 235 2240

[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss (Unaudited)
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended March 31,
	2009	2008

Revenue	$46,120	$38,482
Operating expense
Cinema/real estate	36,186	28,575
Depreciation and amortization	3,837	3,657
General and administrative	4,435	4,688

Operating income	1,662	1,562

Interest expense, net	(4,390)	(2,838)
Other income (expense)	(300)	1,736
Income from discontinued operations	224	74
Income tax expense	(351)	(417)
Minority interest expense	(238)	(343)

Net loss	$(3,393)	$ (226)

Basic and diluted loss per share	$ (0.15)	$ (0.01)

EBITDA*	$ 5,185	$ 6,911

EBITDA* change	$(1,726)

*
EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended March 31,
	2009	2008

Net loss	$(3,393)	$(226)
Add: Interest expense, net	4,390	2,838
Add: Income tax provision	351	417
Add: Depreciation and amortization	3,837	3,657
Add: EBITDA adjustment for discontinued operations	--	225

EBITDA	$5,185	$6,911

Reading International, Inc. and Subsidiaries
Supplemental Data
Segment Reporting (Unaudited)
(dollars in thousands)

Three months ended March 31, 2009	Cinema	Real Estate	Intersegment Eliminations	Total
Revenue	$42,773	$5,663	$(2,316)	$46,120
Operating expense	35,738	2,764	(2,316)	36,186
Depreciation & amortization	2,902	681	--	3,583
General & administrative expense	802	181	--	983
Segment operating income	$3,331	$2,037	$--	$5,368
Three months ended March 31, 2008	Cinema	Real Estate	Intersegment Eliminations	Total
Revenue	$34,347	$5,524	$(1,389)	$38,482
Operating expense	28,116	1,848	(1,389)	28,575
Depreciation & amortization	2,594	885	--	3,479
General & administrative expense	770	247	--	1,017
Segment operating income	$2,867	$2,544	$--	$5,411

Reconciliation to net loss attributable to Reading International, Inc. shareholders:	2009 Quarter	2008 Quarter
Total segment operating income	$5,368	$5,411
Non-segment:
Depreciation and amortization expense	254	178
General and administrative expense	3,452	3,671
Operating income	1,662	1,562
Interest expense, net	(4,390)	(2,838)
Other income (expense)	(795)	1,377
Income from discontinued operation	224	74
Income tax expense	(351)	(417)
Equity earnings of unconsolidated joint ventures and entities	495	359
Net income (loss)	(3,155)	117
Net loss attributable to the noncontrolling interest	(238)	(343)
Net loss attributable to Reading International, Inc. common shareholders	$(3,393)	$(226)

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Revenue
Cinema	$42,773	$34,347
Real estate	3,347	4,135
	46,120	38,482
Operating expense
Cinema	33,422	26,727
Real estate	2,764	1,848
Depreciation and amortization	3,837	3,657
General and administrative	4,435	4,688
	44,458	36,920

Operating income	1,662	1,562

Interest income	517	237
Interest expense	(4,907)	(3,075)
Other income (expense)	(795)	1,377
Income (loss) before discontinued operations, income tax expense, and equity earnings of unconsolidated joint ventures and entities	(3,523)	101
Income from discontinued operations, net of tax	224	74
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	(3,299)	175
Income tax expense	(351)	(417)
Loss before equity earnings of unconsolidated joint ventures and entities	(3,650)	(242)
Equity earnings of unconsolidated joint ventures and entities	495	359
Net income (loss)	$(3,155)	$117
Net loss attributable to the noncontrolling interest	(238)	(343)
Net loss attributable to Reading International, Inc. common shareholders	$(3,393)	$(226)

Earnings (loss) per common share of Reading International, Inc. – basic and diluted:
Loss from continued operations	$(0.16)	$(0.01)
Earnings from discontinued operations	0.01	0.00
Basic and diluted loss per share attributable to Reading International, Inc. common shareholders	$(0.15)	$(0.01)
Weighted average number of shares outstanding – basic	22,573,737	22,476,355
Weighted average number of shares outstanding – dilutive	22,573,737	22,476,355
Amounts attributable to Reading International, Inc. common shareholders
Income from continuing operations, net of tax	(3,617)	(300)
Discontinued operations, net of tax	224	74
Net loss	$(3,393)	$(226)

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)

	March 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$14,511	$30,874
Receivables	7,319	7,868
Inventory	645	797
Investment in marketable securities	2,326	3,100
Restricted cash	1,223	1,656
Assets held for sale	19,948	20,119
Prepaid and other current assets	3,091	2,324
Total current assets	49,063	66,738
Property held for and under development	68,169	67,600
Property & equipment, net	151,084	154,959
Investments in unconsolidated joint ventures and entities	11,861	11,643
Investment in Reading International Trust I	1,547	1,547
Investment in Reading International Trust Preferred Securities (net of $11,363 discount)	11,463	--
Goodwill	34,590	34,964
Intangible assets, net	24,452	25,118
Other assets	9,116	9,301
Total assets	$361,345	$371,870

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$12,042	$13,170
Film rent payable	5,399	7,315
Notes payable – current portion	7,967	1,347
Taxes payable	6,335	6,425
Deferred current revenue	4,646	5,645
Other current liabilities	206	201
Total current liabilities	36,595	34,103
Notes payable – long-term portion	163,206	172,268
Notes payable to related party – long-term portion	14,000	14,000
Subordinated debt	51,547	51,547
Noncurrent tax liabilities	6,475	6,347
Deferred non-current revenue	573	554
Other liabilities	24,758	23,604
Total liabilities	297,154	302,423
Commitments and contingencies
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,564,339 issued and 21,084,582 outstanding at March 31, 2009 and 35,564,339 issued and 20,987,115 outstanding at December 31, 2008	216	216
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at March 31, 2009 and at December 31, 2008	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares	--	--
Additional paid-in capital	134,123	133,906
Accumulated deficit	(72,870)	(69,477)
Treasury shares	(4,306)	(4,306)
Accumulated other comprehensive income	4,995	7,276
Total Reading International, Inc. stockholders’ equity	62,173	67,630
Noncontrolling interest	2,018	1,817
Total stockholders’ equity	64,191	69,447
Total liabilities and stockholders’ equity	$361,345	$371,870